Exhibit 10.21

                                LICENSE AGREEMENT

     THIS LICENSE AGREEMENT is entered into this 16th day of June 1997, by Michael Caruso & Co., lnc., a California corporation, ("Licensor"), whose address is 4560 Loma Vista Avenue, Vernon, California 90058 and Candie's, Inc. ("Licensee"), a Delaware corporation, whose address is 2975 Westchester Avenue, Purchase, New York 10577, with reference to the following:

     A. Licensor is the owner of Trademarks and Trade Names which include "BONGO" and "B BONGO" (collectively, the "Trademarks");

     B. Licensee wishes to manufacture and market mens', womens' and childrens' footwear (collectively "Footwear") and handbags, backpacks and sport bags
(collectively "Handbags") under and in connection with the Trademarks (the "Licensed Items");

     C. The parties entered into a License Agreement on January 13, 1995 whereby Licensor granted Licensee the license to manufacture and market footwear under and in connection with the Trademarks (the "1995 License Agreement").

     D. The parties desire to provide for the early termination of the 1995 License Agreement and to replace the 1995 License Agreement with this Agreement.

     THE AGREEMENT:

     1. 1995 LICENSE AGREEMENT


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          1.1  Ratification  and  Validity. Licensor and Licensee each expressly acknowledge that the 1995 License Agreement is valid and binding and, subject to the provisions of paragraph 1.2, in addition to the rights and obligations created hereunder, that the mutual waiver and release of each party's respective obligations owing to the other under the 1995 License Agreement is good and valuable consideration supporting the parties' agreement to terminate the 1995 License Agreement as hereinafter provided.

          1.2 Early Termination of the 1995 License Agreement. The parties agree to terminate the 1995 License Agreement as of 11:59 p.m. PST January 31, 1998; provided, however, that Licensee shall not thereby be relieved of its obligations under Paragraphs 6 and/or 7 of the 1995 License Agreement to render to Licensor its report(s) of sales of the Licensed Items or to remit to Licensor any and all royalties due Licensor for sales of the Licensed Items made through January 31, 1998.

     2. LICENSE


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          2.1 Grant of License  and  Designation  of Licensed  Items.  Effective
     February 1, 1998, Licensor grants to Licensee the exclusive license to use the Trademarks within the geographic area described in Paragraph 5 hereof, in the manufacture and marketing of the Licensed Items. Questions regarding the definition of the Licensed Items shall be decided by the Licensor. The rights granted to Licensee are limited to use in connection with the Licensed Items. Licensee agrees not to use the Trademarks or give consent to their use except as allowed in this Agreement, without written consent of Licensor.

          2.2 Right to Sublicense. Licensee shall have the right, exercisable in its sole discretion, to sublicense its rights and obligations under this Agreement to its wholly owned subsidiary, to wit, INTERNATIONAL TRADING GROUP, INC., a New York corporation; provided, however, that a grant of such sublicense shall not in any way relieve Licensee of any obligations owing to Licensor hereunder.

     3. TERM

          3.1 Initial Term. The initial term of this Agreement (the "Initial Term") shall commence on February 1, 1998, and shall end on January 31, 2002, unless sooner terminated in accordance with the terms of this Agreement. The period beginning February 1, 1998 and ending January 31, 1999, and each subsequent twelve (12) month period ending on January 31 during the Initial Term and the First Extended Term (as hereinafter defined) is herein referred to as a "Contract Year."

          3.2 First Extended Term. Provided that the aggregate Minimum Net


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     Sales (as hereinafter  defined) required to be achieved for the first three
     (3) Contract Years of the Initial Term ending January 31, 2001 are met, and as of the last day of the Initial Term, Licensee is not in default under this Agreement nor has there occurred any event that, with the passage of time or the giving of notice, or both, would constitute a default under this Agreement by Licensee, the term of this Agreement may be extended by Licensee for the period (the "First Extended Term") beginning on February 1, 2002 and ending on January 31, 2006, unless sooner terminated in accordance with this Agreement, provided notice of such extension is given in writing to Licensor at least six (6) months prior to the end of the Initial Term. The amount of Minimum Net Sales (as hereinafter defined) to be achieved by Licensee during the First Extended Term is set forth in Paragraph 4.2.

     4. PAYMENTS.

          4.1 Net Sales. For purposes of this Agreement the term "Net Sales" shall mean and refer to the aggregate gross invoice price for all Licensed Items sold by Licensee in any Contract Year, less any refunds, allowances, deductions and credits for returns actually made by Licensee's retail customers. For purposes of this Agreement, Licensed Items shall be considered sold upon the date of invoicing, shipment or payment, whichever event first occurs.

          4.2 Minimum Net Sales. During each contract year, Licensee shall achieve the following minimum Net Sales ("Minimum Net Sales") of the Licensed Items within the Territory:


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          First Contract Year:
               Footwear:      $ 8,000,000; and
               Handbags:      $ 1,000,000.

          Second Contract Year:
               Footwear:      $11,000,000; and
               Handbags:      $ 2,000,000.

          Third Contract Year:
               Footwear:      $12,000,000; and
               Handbags:      $ 3,000,000.

          Fourth Contract Year:
               Footwear:      $13,000,000; and
               Handbags:      $ 4,000,000.

          First Extended Term (each contract year):
               Footwear:      $15,000,000; and
               Handbags:      $ 5,000,000.

               4.2.1 Option to Exclude Handbags. If in any Contract Year, whether during the Initial Term or Extended Term of this Agreement, Licensee fails to achieve the Minimum Net Sales of handbags required to be achieved for such Contract Year, Licensor at its sole option may elect to terminate Licensee's license hereunder with respect to handbags. Licensor shall notify Licensee of its election to exercise the option in writing within thirty (30) days of Licensor's receipt from Licensee of the annual report required under Paragraph 8, in which event Licensee shall be entitled to dispose of its remaining inventory of handbags in accordance with the provisions of Paragraph 19.

          4.3 Royalty. During the term of this Agreement, Licensee shall pay to Licensor a royalty (the "Royalty") equal to (i) five percent (5%) of the Minimum Net Sales


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     for the Contract  Year (the  "Minimum  Guaranteed  Royalty"),  or (ii) five percent (5%) of the actual net sales for the Contract Year, whichever is greater.

          4.4 Advertising Royalty. In addition to the Royalty to be paid under Paragraph 4.3 hereof, for purposes of Licensor advertising the Licensed Items and the Trademarks in the Territory, Licensee shall pay to Licensor a royalty (the "Advertising Royalty") for each Contract Year during the term of such Contract Year an amount equal to the greater of (i) two percent (2%) of the combined Minimum Net Sales for such Contract Year, or (ii) two percent (2%) of the actual combined Net Sales of Licensed Items for such Contract Year. The Advertising Royalty shall be applied by Licensor to the production and placement of print, radio and television advertising for the Licensed Items, utilizing creative, graphics and other material of Licensor. Licensor shall use its best efforts to utilize Licensee's products in all Licensor advertising.

     5. GEOGRAPHIC AREA. The rights granted to Licensee hereunder shall be exclusively exercised by Licensee within the United States and its territories, and all foreign countries and jurisdictions worldwide in which Licensor owns the Trademarks or the rights to use the Trademarks (the "Territory").

     6. LICENSEE'S RECORDS. Licensee shall maintain at its regular place of business complete records of all business transacted by Licensee in connection with the Licensed Items. Such records shall be maintained in accordance with generally accepted accounting procedures. Licensor or its duly authorized agents or representatives shall have the right to inspect said records at Licensee's premises during Licensee's regular


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business  hours.  Licensor  shall give  Licensee at least ten (10) days' advance written notice of Licensor's intention to do so.

     7. LICENSEE'S REPORTS OF SALES AND PAYMENT OF ROYALTIES.

          7.1 Monthly Reports. On or before the 15th day of each month during the term of this Agreement, Licensee shall deliver to Licensor a written statement, certified to be true by the Chief Financial Officer of Licensee, setting forth the gross and Net Sales of Licensed Items by Licensee for the preceding month.

          7.2 Royalty Payments. Licensee shall remit to Licensor with the Monthly Reports rendered in the months of November, February, May and August an amount equal to the sum of one-fourth (1/4) of the Minimum Guaranteed Royalty plus one-fourth (1/4) of the Advertising Royalty for the three (3) month period just ended.

     8. LICENSEE'S ANNUAL REPORTS. On or before April 30 following the end of each Contract Year, Licensee shall deliver to Licensor an annual statement, audited and certified by the certified public accountant employed by Licensee, showing gross and Net Sales of Licensed Items, and royalties (including the Advertising Royalty) due and royalties paid by Licensee during the just ended Contract Year. If said annual statement discloses that the amount of royalties paid to Licensor during the Contract Year to which said statement relates is less than the amounts required to be paid to Licensor pursuant to Paragraph 4 above, Licensee shall pay said deficiency to Licensor concurrently with the delivery of such annual statement. If said annual statement discloses that Licensee has paid to Licensor royalties in excess of the amounts required to be paid by Licensee


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pursuant to Paragraph 4 above,  Licensee  shall be entitled to a credit equal to such royalties against the royalties next accruing under this Agreement. In the event the foregoing occurs during the final Contract Year of this Agreement, adjustments shall be made in cash rather than in the form of a credit. Licensee shall also provide with each annual statement an estimated projection of net shipments of the Licensed Items for the succeeding Contract Year.

     9. AUDIT BY LICENSOR. Should an audit, pursuant to Paragraph 6, disclose that Licensee has understated sales or underpaid royalties to Licensor, Licensee shall upon written demand pay to Licensor the amount by which the actual royalties owing exceed royalties paid. If Licensee has understated either gross or net sales or royalties by an amount in excess of five percent (5%) of actual sales or the amount due for any Contract Year, Licensee shall forthwith and upon written demand also pay to Licensor all expenses incurred by Licensor in conducting such audit. Should such audit disclose that the royalties paid exceed the actual royalties due, Licensee shall be entitled to a credit equal to such excess royalties against the royalties next accruing under this Agreement, except that when such audit is conducted at the expiration of the Agreement, any excess royalties paid will be remitted by check to the Licensee within thirty
(30) days.

     10. BEST EFFORTS OF LICENSEE. Licensee shall use it best efforts to manufacture and market the Licensed Items. A cessation of best efforts for a continuous period of one hundred eighty (180) days shall be grounds for termination of this Agreement. Licensor shall have the right to inspect Licensee's facilities during regular


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business hours, on twenty-four  (24) hours prior written notice.  Licensor shall use its best efforts to make such inspection in the presence of an officer of Licensee.

     11. LICENSED ITEMS TO BE KEPT DISTINCTIVE. Licensee shall consistently distinguish the Licensed Items from other products manufactured and sold by Licensee and shall maintain distinct lines in all merchandising efforts.
Licensor agrees to render reasonable assistance and advice to Licensee concerning styles and trends. In the event Licensor shall create any design or style and submit the same for use by Licensee, Licensee shall not be required to use the same, but if Licensee elects not to do so, Licensee shall have no right thereto and shall not use the same in connection with any product or service of Licensee.

     12. ADDITIONAL OBLIGATIONS OF LICENSEE AS TO QUALITY, MERCHANDISING AND OTHER ASPECTS OF LICENSED ITEMS. Licensee shall furnish to Licensor, without request, photographs of samples and finished production models of Licensed Items for Licensor's approval. Approval shall be based on styling, materials and manufacturing quality. Licensee shall also furnish to Licensor, without request, samples of each proposed new model and material of a Licensed Item. Failure of Licensor to notify Licensee of disapproval within fourteen (14) days after receipt of a sample shall constitute Licensor's approval. Prior to submission of samples to Licensor, Licensee shall conduct its usual tests on each such sample to assure that quality of the Licensed Item is at least equal to the quality of similar non-licensed items manufactured by Licensee, sold at retail, at comparable prices. Each Licensed Item shall contain at


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least one  representation of one of the Trademarks.  Licensor reserves the right to withhold approval of any Trademark representation which does not conform to Licensor's standard as to such representation.

     13. RESTRICTIONS UPON SUBCONTRACTS. Licensee shall have the right to enter into subcontracts for the manufacture of Licensed Items. Licensee shall not permit any subcontractor to further subcontract the work contracted for.

     14. PROHIBITION OF ASSIGNMENTS AND TRANSFERS. Without written consent of Licensor, Licensee shall not voluntarily, involuntarily or by operation of law assign or transfer this Agreement or any of Licensee's rights, interests, or duties hereunder (except as specifically provided herein). The consent of Licensor to one assignment, transfer or sublicense shall not be deemed to be consent to any subsequent assignment, transfer or sublicense. Any assignment, transfer or sublicense without Licensor's written consent shall be void and at the option of the Licensor shall constitute a default hereunder.

     15. NO DILUTION OF TRADEMARKS; NO ATTACK UPON TRADEMARKS. Licensee shall not use the Trademarks or any material utilizing either of them in such manner as will adversely affect any rights of ownership of Licensor in and to the Trademarks, or any of them.

     Licensee shall cause to appear on all Licensed Items and on all materials on which the Trademarks are used, such indications as may be required by any applicable law so as to give appropriate notice of any trademark, trade names or other rights therein.


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     Licensee  shall not contest the  validity of the  Trademarks  or any of the rights of Licensor under which this license is granted, nor will Licensee willingly become an adverse party to litigation in which others contest the Trademarks or Licensor's said rights. Licensee shall not seek to avoid its obligations hereunder because of the assertion or allegation by any person(s) that the Trademarks, or any of them, are invalid.

     16. INFRINGEMENT AND OTHER TRADEMARK LITIGATION. Licensee shall notify Licensor as soon as practicable of any infringement of the Trademarks, or any of them, which comes to Licensee's attention. Licensor at its sole expense, and in its own name, shall prosecute and defend any action or proceeding which Licensor deems necessary or desirable to protect the Trademarks. Licensee may, and upon written request by Licensor shall, join Licensor at Licensor's sole cost in any such action or proceeding. Licensee shall not commence any action or proceeding to protect the Trademarks without the written consent of Licensor and shall not defend any such action without Licensor's written consent. Any damages recovered in any action or proceeding commenced by Licensor shall belong solely and exclusively to Licensor. Licensor shall have no liability to Licensee for any damages awarded or recovered against Licensee, nor shall Licensor have any liability to any other person for any damages awarded to or recovered by such other person, including but not limited to any action or proceeding alleging any violation of any antitrust, trade regulation, unfair competition, or similar statute. If Licensor is made a party to any such action or proceeding, Licensee shall indemnify and hold Licensor harmless from any and all attorneys' fees, costs, damages,


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liabilities and awards as may be incurred,  assessed,  imposed or adjudicated by reason thereof; provided, however, that such action or proceeding results from the manufacture or marketing by Licensee of the Licensed Items. Licensor shall indemnify and hold Licensee harmless from any liability arising solely from Licensee's use of the Trademarks licensed hereunder. Licensee may, at its option, choose to be represented in any threatened or actual action or proceeding to which this Paragraph pertains by Licensor's counsel at no cost to Licensee, in which event Licensor shall control such representation. If Licensor's counsel cannot thereafter represent both Licensor and Licensee, Licensor's counsel shall continue to represent Licensor only.

     17. ADDITIONAL RESTRICTIONS UPON USE OF TRADEMARKS. Licensee shall not use or permit the use of any of the Licensed Items, or on any packaging which is received by the general public (as opposed to retailers), any identification which includes with the name "BONGO," the name of Licensee or of any other person or entity (e.g. "BONGO by Candies") nor shall Licensee include or permit the inclusion, with the name BONGO or any of the Trademarks, in any advertising or promotional material featuring any of the Licensed Items which is disseminated to the general public (as opposed to trade advertising) the name of Licensee or of any other person or entity. In addition to the foregoing, Licensee shall not use or permit the use of any of the Trademarks, including the name BONGO on or in connection with any product or service, other than the Licensed Items, which is manufactured or sold by Licensee, or which is licensed by Licensee to others for manufacture or sale (e.g. "CANDIES by the makers of BONGO").


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     18.  DEFAULTS  BY  LICENSEE.  Except as  provided,  in the  event  Licensee materially defaults in the performance of any of the terms and conditions hereunder, and if such default involves the payment of money not cured within ten (10) days after receipt of written notice or if such default involves performance other than the payment of money, and Licensee shall not have commenced curing the same within thirty (30) days after receipt of written notice, or if a Receiver is appointed to, or one or more creditors take possession of all or substantially all of Licensee's assets, or if Licensee shall make a general assignment for the benefit of creditors, of if any action is taken or suffered by Licensee under any insolvency or bankruptcy act, then in such event Licensor may cancel and terminate this Agreement. Such cancellation and termination will not relieve Licensee of any of its obligations as may by then have accrued hereunder. If Licensee commits three or more material defaults and corrections thereof during the term or extension of this Agreement, Licensor may terminate this Agreement with written notice to Licensee. The time for performance of any act required of either party shall be extended by a period equal to the period during which a party was reasonably prevented from performance, by fire, flood, storm, or like casualty.

     19. LICENSOR'S RIGHTS TO DESIGNS, ETC., UPON TERMINATION. In the event this Agreement is cancelled or terminated for any reason, Licensee shall assign and transfer to Licensor any and all rights in the Trademarks, and in the designs of the Licensed Items, and the goodwill associated therewith, and shall not thereafter manufacture or market any of said designs. Licensee may, however, dispose of its on-


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hand stock of Licensed Items for a period not to exceed six (6) months after the date of cancellation or termination of this Agreement, provided all Royalties then due Licensor have been paid and provided further that Licensee provides a schedule of all inventory of Licensed Items in Licensee's possession (actual or otherwise). Neither Licensee nor any other person or entity may, other than in the regular course of Licensee's business, sell or transfer any Licensed Item unless all sums due Licensor from Licensee have been paid. All Royalties due Licensor by reason of the sell-off of such on-hand inventory of Licensed Items shall be paid to Licensor within fifteen (15) days of the end of the month during which the sell-off is completed or terminates, but in no event beyond six
(6) months from the date this Agreement is cancelled and terminated. Upon termination or cancellation of this Agreement, all packaging, advertising, and other items bearing representation of Trademarks shall, without cost to Licensor, become the property of Licensor and be delivered to Licensor's place of business. The reasonable cost of such delivery shall be paid by the Licensor.

     20. ADDITIONAL RIGHTS UPON TERMINATION. During the last six (6) months of the final Contract Year of this Agreement, Licensor shall have the right to design and manufacture merchandise of the types covered by this Agreement and to negotiate agreements which grant a license to a party of any of the rights herein mentioned. No merchandise identified as Licensed Items shall be shipped by Licensor or any third party other than Licensee prior to the expiration or termination of this Agreement (exclusive of the additional six (6) month period for the disposition of the Licensed Items).


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However,  any  successor  Licensee  may solicit  orders  during the last six (6)
months of the final Contract Year.

     21. GOOD WILL. Licensee acknowledges that the Trademarks have acquired a valuable secondary meaning and good will. Accordingly, Licensee agrees not to use the Trademarks, or any of them, so as to detract from their repute.

     22. INSURANCE. Licensee and its sublicensees, if any, agree to carry product liability insurance on the Licensed Items, with a limit of liability of $5,000,000. Licensor shall be named as an additional insured on each such insurance policy. Such insurance may be obtained in conjunction with a policy of product liability insurance which covers products other than the Licensed Items. The policy shall provide for at least ten (10) days prior written notice to Licensor of the cancellation or substantial modification of the policy. The Licensee shall deliver to Licensor a certificate evidencing the existence of such insurance policies after their issuance.

     23. RESERVED RIGHTS. Rights not specifically granted to Licensee are reserved by Licensor and may be used by Licensor without limitation. Any use by Licensor of such reserved rights, including but not limited to the use or authorization of the use of the Trademarks, or any of them, shall not be deemed unfair competition, interference with or infringement of any of Licensee's rights under.

     24. ATTORNEY'S FEES; CHOICE OF FORUM; APPLICABLE LAW. In the event either party shall commence any action or proceeding against the other by reason of any breach or claimed breach in the performance of this Agreement, or seeks a judicial


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declaration  of  rights  hereunder,  the  prevailing  party  in such  action  or proceeding shall be entitled to reasonable attorney's fees fixed by the trial court. Any legal action or proceeding against Licensor by or on behalf of Licensee shall be brought in the County of Los Angeles. The law applicable thereto shall be the law of the State of California.

     25. NON-AGENCY OF PARTIES. This Agreement does not make Licensee an agent of Licensor, or Licensor an agent of Licensee. Licensee is not granted any authority to create any obligation on behalf of Licensor and Licensor is not granted any right to create any obligation on behalf of Licensee. No joint venture or partnership between the parties is intended or shall be inferred.

     26. ADDRESSES FOR NOTICE. All notices required under this Agreement shall be in writing, by certified mail addressed to Licensee at 2975 Westchester Avenue, Purchase, New York 10577 and to Licensor at 4560 Loma Vista Avenue, Vernon, California 90058, and shall be deemed given seventy-two (72) hours after being deposited in the mail.

     27. WAIVER BY LICENSOR. In the event Licensor shall waive any of its rights under this Agreement, or the performance by Licensee of any of its obligations, such waiver shall not be a continuing waiver or a waiver of any other rights or obligations.

     28. INTEGRATED AGREEMENT. This Agreement constitutes the entire agreement between the parties as to the Licensed Items. No modifications of this Agreement shall be of any force unless it be in writing and executed by the parties hereto.

     29.  SEPARABILITY  OF  PROVISIONS.  Any provision of this  Agreement  found


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invalid shall not invalidate the remaining provisions.  Titles to the paragraphs shall have no substantive effect.

     30. BINDING UPON SUCCESSORS. This Agreement shall be binding upon the parties hereto, and their successors and assigns; provided, however, this Paragraph shall not modify the Agreement's prohibition against assignment or transfer.

     31. INTERPRETATION. No provision in the Agreement is to be interpreted for or against either party because that party or that party's legal representative drafted such provision.

Dated this 30th day of May, 1997.

MICHAEL CARUSO & CO., INC.,                 CANDIE'S, INC.,
a California Corporation                    a Delaware Corporation


By /s/ Brian Kail, President                 By /s/ Neil Cole, CEO
   ----------------------------                 ----------------------------
         (Name and Title)                             (Name and Title)


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